 NEWS RELEASE

RAMBUS SETTLES STOCKHOLDER SUIT RELATED TO PAST STOCK OPTION BACKDATING

SUNNYVALE, CA – December 21, 2011 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it has agreed to settle one of the two remaining stock option related lawsuits.  The settlement will resolve the matter captioned Stuart J. Steele, et al. v. Rambus Inc., et al., originally filed in 2008, related to stock option grants that were not correctly dated or accounted for prior to 2006, with the vast majority of incorrectly dated grants occurring between 1998 and 2001.  The case was scheduled to go to trial in March 2012, and Rambus has agreed to settle the claims against it and the individual defendants for $10.85 million.

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions.  Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com

Investor Contact:
Nicole Noutsios
Rambus Investor Relations
(408) 462-8050
nnoutsios@rambus.com